EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-70979, No. 33-26847 and No. 333-29739 of Navistar International Corporation on Form S-8 of our report dated May 14, 1999 appearing in this Annual Report on Form 11-K of the Navistar International Transportation Corp. 401(k) Plan for Represented Employees for the year ended December 31, 1998.




DELOITTE & TOUCHE LLP
June 2, 1999
Chicago, Illinois